Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

NAVIDEA BIOPHARMACEUTICALS, INC.

* * * * * * * *

Navidea Biopharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Navidea Biopharmaceuticals, Inc. (the “Corporation”) resolutions were duly adopted setting forth the proposed elimination of the Corporation’s Series C Redeemable Convertible Preferred Stock as set forth herein:

RESOLVED that no shares of Series C Redeemable Convertible Preferred Stock are outstanding and none will be issued.

FURTHER RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed in Delaware of eliminating from the Corporation’s Certificate of Incorporation all reference to the Series C Redeemable Convertible Preferred Stock.

SECOND: That the Certificate of Designations, Preferences and Rights with respect to the abovementioned Series C Redeemable Convertible Preferred Stock was filed in the office of the Secretary of State of Delaware on May 7, 2020. None of the authorized shares of the Series C Redeemable Convertible Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation’s Certificate of Incorporation is hereby amended to eliminate all reference to the Series C Redeemable Convertible Preferred Stock.

[signature page follows]

IN WITNESS WHEREOF, said Navidea Biopharmaceuticals, Inc. has caused this certificate to be signed by Jed A. Latkin, its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, this 28th day of August, 2020.

By: /s/ Jed A. Latkin

Name: Jed A. Latkin

Its: CEO/COO/CFO